Exhibit 10.1

CAPTIVA SOFTWARE CORPORATION

1993 STOCK OPTION/STOCK ISSUANCE PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 4, 2001

AND AMENDED EFFECTIVE JULY 30, 2002, APRIL 24, 2003,

FEBRUARY 10, 2005 AND MAY 13, 2005)

&

2003 RECRUITMENT EQUITY INCENTIVE PLAN

(ADOPTED OCTOBER 23, 2003 AND AMENDED AND RESTATED JULY 29, 2004)

AMENDING AND RESTATING

THE 2003 NEW EXECUTIVE RECRUITMENT STOCK OPTION PLAN

ADDENDUM - FRANCE

MAY 26, 2005

The provisions of this Addendum apply to French Options (as defined below) granted under the 1993 Captiva Software Corporation Stock Option/Stock Issuance Plan and/or the 2003 Recruitment Equity Incentive Plan (the “Plans”) to French Eligible Employees of the Company (as defined below).

These provisions supplement and supersede (where applicable) the provisions of the Plans with respect to French Options. In the event of a conflict or inconsistency between the terms and provisions of the Plans and the express provisions of this Addendum, the provisions of this Addendum shall govern and control the grant of French Options under the Plans.

Capitalised terms not defined herein shall have the meaning attributed to them in the Plans.

1.	French Option means an Option granted to a French Eligible Employee under this Addendum.

2.	The Company may grant a French Option over shares of the common stock of the Company (the “Shares”) to any person who is eligible to be granted an option under the Plans and subject to the additional terms and conditions in this Addendum.

3.	Notwithstanding the definition of Employee, Director and Consultant in the Plans, French Options may only be granted to individuals, resident in France for the purposes of taxation, who are employees, Chairman of the Board (Président du conseil d’administration), Managing Directors (Directeurs généraux), members of the Executive Board (membres du Directoire) and Managers (gérants) of a French company of which at least 10% of the capital is controlled directly or indirectly by the Company (the “French Eligible Employee(s)”).

4.	Notwithstanding any other provision of the Plan, French Options granted to any French Eligible Employees already owning Shares representing 10% or more of the Company’s capital shall be deemed not to have been granted pursuant to this Addendum.

5.	The aggregate number of French Options granted and not yet exercised shall not, at any point in time, give right to subscribe for a number of Shares exceeding one third of the share capital of the Company. For the avoidance of doubt, Shares allocated under this Addendum shall be taken into account for the purposes of determining the maximum number of Shares subject to the Plans.

6.	Notwithstanding any other provision of the Plans, if and so long as the Shares are admitted to trading on a regulated market, any Option providing for an Exercise Price per Share at the date of the grant of the Option which is less than 95% of the arithmetical average of the market value of the Share over the 20 daily sessions preceding the date of grant shall be deemed not to have been granted under this Addendum. For the purposes of this Rule, ‘market value’ shall be the middle market quotation of the Share.

7.	Notwithstanding any other provision of the Plans, if and so long as the Shares are admitted to trading on a regulated market, and the Shares are to be transferred rather than issued to the French Eligible Employees:

(i)	such Shares shall not have been held by the Company for a period exceeding one year prior to the grant of the French Option; and

(ii)	the Exercise Price per Share shall not be less than 95% of the average purchase price of the Share held by the Company for the purposes of granting French Options under this Addendum.

8.	Notwithstanding any other provision of the Plans, no Option can be granted to a French Eligible Employee before twenty daily sessions have elapsed after the date of issue of any dividend warrants or of the allotment of any further shares or debentures by way of dividends.

9.	Notwithstanding any other provision of the Plans, the Exercise Price for French Eligible Employees and/or the number of French Options referred to above shall be adjusted upon the occurrence of the events specified in Article L. 225-181 of the French Commercial Code (Code de commerce) and in accordance therewith.

10.	The Shares resulting, transferred or allotted on the exercise of a French Option shall be registered in the name of the French Eligible Employee or registered in a securities account opened in the name of the Eligible Employee.

11.	Notwithstanding any other provision of the Plans, a French Option granted to a French eligible employee may not be exercised earlier than the expiry of the fourth anniversary of the date of grant.

However, any French Option may be exercised earlier than the expiry of the fourth anniversary of the date of grant (and the underlying Shares may be sold prior to the fourth anniversary of the date of grant) for one of the following reasons:

(i)	disability (as defined by Article L. 341-1 of the French Social Security Code (Code de sécurité sociale);

(ii)	involuntary retirement, provided that the Shares are subscribed or purchased at least three months prior to the date of the retirement;

(iii)	dismissal (except when such dismissal is caused by the French Eligible Employee’s gross negligence – faute grave ou lourde under French law) or redundancy at the request of the Company provided that the Shares are subscribed or purchased at least three months prior to the notification of termination;

(iv)	death of the French Eligible Employee.

Unless otherwise provided for in the Stock Option Agreement, the maximum number of French Options exercisable by the French Eligible Employee as a result of the occurrence of one of the events mentioned in (i) to (iv) above shall be limited to the aggregate amount of the options vested in accordance with the terms of the Plan under which the French Options have been granted.

12.	On the death of a French Eligible Employee, at a time when the French Option has not lapsed, the French Option may not be exercised by the heirs of the French Eligible Employee later than 6 months following the date of the death.

13.	Notwithstanding any other provision of the Plans, the French Options may not be disposed of by any French Eligible Employee before the French Option has been exercised.

14.	The French Eligible Employee and its employer shall comply with the filing requirements provided for by French tax law.